CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated January 23, 2015, accompanying the financial statements of Build America Bonds Income Trust, Series 55 (included in Van Kampen Unit Trusts, Taxable Income Series 286) as of September 30, 2014, and for each of the three years in the period ended September 30, 2014 and the financial highlights for the period from October 26, 2010 (date of deposit) through September 30, 2011 and for each of the three years in the period ended September 30, 2014, contained in this Post-Effective Amendment No. 4 to Form S-6 (File No. 333-168247) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
January 23, 2015